Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONFEDERATE MOTORS, INC.

This Amended and Restated Certificate of Incorporation of Confederate Motors, Inc., was duly adopted in accordance with the provisions of Sections 141, 242 and 245 of the Delaware General Corporation Law (the “DGCL”). The original Certificate of Incorporation was filed on May 5, 2005 under the name French Peak Resources Inc. The text of the Company’s Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:

FIRST:  The name of the Corporation is Confederate Motors, Inc.

SECOND:  The Corporation’s registered office in the State of Delaware is located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD:  The nature of the business and the objects and purposes to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

A.           CAPITAL STOCK.  Effective upon the filing of this Certificate of Incorporation, the total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 225,000,000 shares, which shall be divided as follows: (i) 200,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and (ii) 25,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

B.           DESIGNATIONS AND RIGHTS.  The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

1.         Common Stock.

a.      Voting Rights.  Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter that is submitted to a vote of stockholders of the Corporation.

b.      Dividends.  Subject to the express terms of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the board of directors of the Corporation (the “Board of Directors”) may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends, and all such dividends shall be shared equally by the holders of Common Stock on a per share basis.

c.      Liquidation.  The holders of Common Stock shall be entitled to share ratably, upon any liquidation, dissolution or winding up of the affairs of the Corporation (voluntary or involuntary), all assets of the Corporation which are legally available for distribution, if any, remaining after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock of the preferential amounts, if any, to which they are entitled.

2.         Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

FIFTH:  Board of Directors.  The business and affairs of the Corporation shall be managed by, or under the direction of, a board of directors consisting of not less than five (5) or more than nine (9) directors.  The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution.

The directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders in 2009, 2010 and 2013, respectively. Beginning in 2009, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a one-year term.  Two Class III directors shall be appointed by the Chairman of the Board during his initial tenure, and those directors shall serve at the discretion of the Board of Directors which may remove said Class III directors with or without cause by a majority vote of the Board.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.  In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term.  A director shall hold office until the annual meeting of stockholders in the year in which his or her term expires and until his or her successor shall be elected and qualified subject, however, to prior death, resignation, retirement or removal from office. Except as set forth above regarding appointed Class III directors, at all times that the Corporation is Listed, directors may only be removed for cause and only by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Power, except as otherwise required by law.  As used herein: (i) the Corporation is “Listed” when shares of its common stock are listed on a national securities exchange (including the New York Stock Exchange, American Stock Exchange and NASDAQ, but not including the OTC Bulletin Board or the “pink sheets”); and (ii) “Voting Power” means the voting power of shares of capital stock of the Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

SIXTH:

A.           Written Consent.  Any corporate action required or permitted to be taken by the stockholders of the Corporation may be effected in any manner permitted by the DGCL, including by consent in writing by the holders of outstanding stock pursuant to Section 228 of the DGCL; provided, however, that at all times that the Corporation is Listed, any corporate action required or permitted to be taken by the stockholders of the Corporation shall be effected only at an annual or special meeting of stockholders of the Corporation.

B.            Special Meetings.  Special meetings of the stockholders of the Corporation may be called, upon not less than ten (10) nor more than sixty (60) days’ written notice, only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer of the Corporation, or (iii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

SEVENTH:

A.           Amendment of By-Laws.  In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation (“By-laws”).  The By-laws may be altered, amended, or repealed, or new By-laws may be adopted, by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) (a majority, if the Corporation is not then Listed) of the Voting Power, provided that if such alteration, amendment, repeal or adoption of new By-laws is effected at a duly called special meeting, notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such special meeting.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, at all times that the Corporation is Listed, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Power shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article SEVENTH.

B.            Election of Directors.  Elections of Directors need not be by written ballot unless the By-laws shall so provide.

C.            Meetings of Stockholders.  Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.

D.            Books of Corporation.  The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws may provide or as may be designated from time to time by the Board of Directors.

EIGHTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:  The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, at all times that the Corporation is Listed, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Power shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Article Sixth, Seventh, Ninth or Tenth of this Certificate of Incorporation.

TENTH:

A.            Indemnification of Officers and Directors:  The Corporation shall:

(a)           indemnify, to the fullest extent permitted by the DGCL, any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, the selection and determination of which may be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful; and

(b)          indemnify any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, the selection and determination of which may be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper; and

(c)           indemnify any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, the selection and determination of which may be evidenced by an indemnification agreement, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, to the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (a) or (b) of this Article TENTH, or in defense of any claim, issue or matter therein; and

(d)          make any indemnification under Section (a) or (b) of this Article TENTH (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent of the Corporation is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section (a) or (b) of this Article TENTH. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even if less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation; and

(e)           pay expenses (including attorneys’ fees) incurred by a present or former director, or by any present or former officer, employee or agent of the Corporation selected for indemnification by the Board of Directors in accordance with Section (a) or (b) of this Article TENTH, in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in Article TENTH herein; and

(f)           not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article TENTH exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position; and

(g)           have the right, power and authority to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article TENTH and the DGCL; and

(h)           continue the indemnification and advancement of expenses provided by, or granted pursuant to, Article TENTH herein, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and the indemnification and advancement of expenses provided by, or granted pursuant to this Article TENTH shall inure to the benefit of the heirs, executors and administrators of such a person; and

The provisions of this Article TENTH shall be treated as a contract between the Corporation and each director, or appropriately designated officer, employee or agent, who serves in such capacity at any time while this Article TENTH is in effect, and any repeal or modification of this Article TENTH shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts; provided, however, that the provisions of this Article TENTH shall not be treated as a contract between the Corporation and any directors, officers, employees or agents of any other corporation (the “Second Corporation”) that shall merge into or consolidate with the Corporation where the Corporation shall be the surviving or resulting corporation, and any such directors, officers, employees or agents of the Second Corporation, in their capacity as such, shall be indemnified only at the discretion of the Board of Directors.

B.           Elimination of Certain Liability of Directors:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.  Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                 IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on June 29, 2011.

CONFEDERATE MOTORS, INC.

By:	/s/ Matt Chambers
Name:	Matt Chambers
Its:	CEO